AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This Amendment to Agreement and Plan of Merger dated as of September 29, 2005 (this “Amendment”), between ASSOCIATED BANC-CORP., a Wisconsin corporation (“Associated”), and STATE FINANCIAL SERVICES CORPORATION, a Wisconsin corporation (the “Company”).

RECITALS

     A.      Associated and the Company are parties to an Agreement and Plan of Merger dated as of March 21, 2005 (the “Agreement”).

     B.     Associated and the Company desire to amend the Agreement in the manner set forth below.

AGREEMENTS

     In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Agreement, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:

1.     Amendment of Section 8.01(a)(iv). Section 8.01(a)(iv) of the Agreement is hereby amended to read in its entirety as follows:

     (iv)     by either Associated or the Company if the Merger shall not have been consummated on or before October 3, 2005 (the “Expiration Date”) (provided that the Expiration Date shall be automatically extended to December 31, 2005 if the Merger shall not have been consummated by October 3, 2005, solely due to the receipt of all required governmental approvals and the expiration of all related waiting periods shall not have occurred a sufficient time prior to October 3, 2005) for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

2.     Full Force and Effect. All remaining provisions of the Agreement remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, Associated and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSOCIATED BANC-CORP

By: /s/ Paul S. Beideman

Name: Paul S.Beideman
Title: President and Chief Executive Officer

STATE FINANCIAL SERVICES CORPORATION

By: /s/ Michael J. Falbo
Name: Michael J. Falbo
Title: Chairman and Chief Executive Officer